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                                  EXHIBIT 99(a)

For Further Information:

Investor Contact:    Gary Frazier
                     (203) 459-7331
Media Contact:       Maria Gordon Shydlo
                     (212) 805-3420

FOR IMMEDIATE RELEASE

                           OXFORD ANNOUNCES SETTLEMENT
                   WITH THE SECURITIES AND EXCHANGE COMMISSION
                          CONCLUDING 1997 INVESTIGATION

           TRUMBULL, CONN. (July 25, 2002) -- Oxford Health Plans, Inc. (NYSE:
OHP) today announced that it has reached a settlement with the Securities and Exchange Commission that resolves a previously disclosed investigation commenced in December 1997 following Oxford's October 27, 1997 announcement of a loss for the third quarter of that year. Without admitting or denying the SEC's findings, all dating back to 1997, Oxford consented to the entry of an administrative cease and desist order regarding certain books and records, internal controls and reporting provisions of the Securities Exchange Act of 1934 and a civil penalty of $250,000. The SEC's order does not make any findings of fraud by Oxford or any of its present or former officers or directors.

              Founded in 1984, Oxford Health Plans, Inc. provides health plans to employers and individuals in New York, New Jersey and Connecticut, through its direct sales force, independent insurance agents and brokers. Oxford's services include traditional health maintenance organizations, point-of-service plans, third-party administration of employer-funded benefits plans and Medicare plans.


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